MAI

Capital Management, LLC

Code of Ethics Exhibit

Revised
February 1, 2018

MAI Capital Management, LLC
1360 East Ninth Street
Suite 1100
Cleveland, OH 44114
www.mai.capital

CODE OF ETHICS AND STANDARDS OF BUSINESS CONDUCT		3
1.	Introduction	3
2.	Definitions	4
3.	Scope of the Code	6
4.	Fiduciary Duty	7
5.	Standards of Business Conduct	8
6.	Personal Trading	14
7.	Insider Trading	21
8.	Regulatory, Legal and Other Contacts	27
9.	Preserving Confidentiality	27
10.	Violations of the Code	28
TABLE 1 _ REPORTABLE SECURITIES AND REQUIRED PRECLEARANCE		29

CODE OF ETHICS AND STANDARDS OF BUSINESS CONDUCT

1.          Introduction

Pursuant to Rule 204A-1 of the Advisers Act, an investment adviser is required to establish, maintain, and enforce a written code of ethics that must set forth standards of conduct expected of advisory personnel and address conflicts that arise from personal trading by advisory personnel.

As an investment advisory firm registered with the U.S. Securities and Exchange Commission (“Commission”) under the Investment Advisers Act of 1940 (“the Advisers Act”) and Rule 17j-1 under the Investment Company Act of 1940, MAI Capital Management (“MAI,” “we,” “our,” or “us”) has adopted the following Code of Ethics and Standards of Business Conduct (“the Code”), which will govern the activities of all Supervised Persons of the firm.

The Code provides standards of honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships; procedures for reporting personal securities transactions; and makes you accountable for adherence to this Code and facilitating prompt internal reporting of violations.

One of our most important assets is our reputation. The responsibility of maintaining that reputation rests with you and our other employees. This shared commitment underlies our success as individuals and as a business. In meeting your obligations, you must always put the interests of our clients first and comply fully with all applicable federal securities laws.

Topics Addressed in this Code of Ethics

This Code of Ethics includes procedures in the following areas:

•
The Code of Ethics includes procedures covering a wide range of areas to ensure that your general business conduct and activities are consistent with legitimate business purposes. These procedures specify that you may not take advantage of your position for the purpose of furthering any private interest or as a means to making any personal gain. You and members of your family also may not accept any benefit from a client or person who does business with us except for normal business courtesies, such as non-cash gifts of nominal value.

•
The Code of Ethics addresses trading restrictions applicable to employees’ personal investments and client accounts. Personal trading restrictions included in this Code of Ethics address restrictions relating to the investment activities of our client accounts as well as certain additional restrictions and requirements applicable to all of our employees.

•
Finally, the Code of Ethics also describes the different types of non-public information that you may receive in the course of your employment and sets forth the parameters for appropriate use of this information. You are prohibited from engaging in securities transactions based on such non-public information or disseminating such information to others who might use that knowledge to trade securities.

2.          Definitions

Defined terms used throughout this Code have the following meanings:

Federal Securities Laws

“Federal securities laws” means the Securities Act of 1933, the Securities Exchange Act of 1934, the Sarbanes-Oxley Act of 2002, the Investment Company Act of 1940, the Advisers, Title V of the Gramm-Leach-Bliley Act, any rules adopted by the Commission under any of these statutes, the Bank Secrecy Act as it applies to funds and investment advisers, and any rules adopted thereunder by the Commission or the Department of the Treasury.

Supervised Person

MAI’s “Supervised Persons” are:

1.	MAI’s partners, officers, and directors (or other persons occupying a similar status or performing similar functions);
2.	Employees; and
3.	Any other persons who provide advice on behalf of MAI and are subject to MAI’s supervision and control.

Access Person

An “Access Person” is defined as follows:

1.	MAI’s partners, officers, and directors;
2.
Any Supervised Person who has access to nonpublic information regarding any clients’ purchase or sale of securities, or nonpublic information regarding the portfolio holdings of any reportable fund; or

3.	Any Supervised Person who is involved in making securities recommendations to clients, or who has access to such recommendations that are nonpublic.
4.	All Supervised Persons of MAI are considered to be Access Persons for purposes of these policies.
5.

Family Members

Supervised Persons should note that certain procedures outlined apply to “family members.” “Family member” is meant to include your spouse or significant other or other relative, whether related by blood, marriage or otherwise who either:

•	Is financially dependent upon you or to whose financial support you materially contribute; or
•	Whose investments you control.

Family members includes adoptive relationships and any other relationship which the CCO determines could lead to possible conflicts of interest, diversions of corporate opportunity, or appearances of impropriety, which this Code is intended to prevent.

Beneficial Owner

An individual is a “beneficial owner” of an account if the individual has a direct or indirect pecuniary interest in the securities in the account. This may include but is not limited to any of the following: Securities held by a family member as defined above, a person’s interest in securities held by a trust, and a person’s right to acquire equity securities through the exercise or conversion of any derivative security, whether or not presently exercisable. A pecuniary interest means the opportunity, directly or indirectly, to profit or share in any profit derived from a transaction in the securities.

The definition of “beneficial ownership” is complex. If you have any question whether you have a beneficial interest in a security, please consult with our Chief Compliance Officer (“CCO”).

Reportable Security

A “Reportable Security” includes any investment or instrument that is commonly considered a “security,” including, but not limited to:

1.	An equity security including common and preferred stock;
2.	Corporate, municipal, and mortgage/asset backed bonds, excluding exempted government obligations;
3.	An investment convertible into, or exchangeable for, stock or debt securities;
4.	Any derivative instrument relating to any of the above securities, including warrants, options and futures;
5.	Any pooled investment vehicle, excluding open-end investment companies;
6.	Shares of closed-end investment companies;
7.
Reportable funds (registered investment companies for which MAI serves as an investment adviser or whose investment adviser or principal underwriter controls, is controlled by, or is under common control with MAI)

8.	Exchange Traded Funds (ETFs); and
9.	Any private placement.

A “Reportable Security” does not include securities that are:

1.	Direct obligations of the Government of the United States;
2.	Bankers’ acceptances, bank certificates of deposit, commercial paper and high quality short-term debt instruments, including repurchase agreements;
3.	Shares issued by money market investment companies;
4.	Shares issued by open-end investment companies (other than reportable funds);
5.	Shares issued by unit investment trusts that are invested exclusively in one or more open-end investment companies, none of which are reportable funds; and
6.	Interests in 529 Plans (not managed, distributed, marketed, or underwritten by MAI or a control affiliate).

Limited Offering

“Limited offering” means an offering that is exempt from registration under the Securities Act of 1933 pursuant to section 4(2) or section 4(6) or pursuant to Regulation D §§ 230.504, 230.505, or 230.506.

This includes transactions by an issuer not involving any public offering; transactions involving offers by an issuer solely to one or more accredited investors, if the aggregate offering price of an issue of securities offered in reliance on the registration exemption does not exceed the amount allowed under regulation, if there is no advertising or public solicitation in connection with the transaction by the issuer or anyone acting on the issuer’s behalf, and if the issuer files notice with the Commission as the Commission prescribes; or transactions that meet exemptions as provided under Regulation D.

Managed Account:
A managed account is an investment account that is owned by an individual investor and managed by a third-party investment professional on a discretionary basis. For the avoidance of doubt, for the purpose of this Code, a signed discretionary investment management agreement between individual and investment professional is required for an account to qualify as “managed”.

3.          Scope of the Code

Supervised Persons

1.	All Supervised Persons of MAI are subject to and required to comply with the Code at all times.

2.	“You” are a Supervised Person of the firm.

3.
The Code and MAI’s Compliance Policies & Procedures (“P&P”) make use of functional titles/roles to identify Supervised Persons and your responsibilities. Supervised Persons should be mindful that you may have multiple functional roles and must take care to identify all of the policies and procedures for which you are responsible.

4.
Generally, MAI considers interns to be Supervised Persons under the Code and expects them to conduct themselves with integrity and professionalism, in accordance with MAI’s fiduciary duty to clients and standards of business conduct.

5.
At times MAI may have temporary personnel, such as independent contractors or clerical personnel provided by an agency. Generally, the nature of these personnel’s engagements and activities will not be such that they would be Supervised Persons. MAI will decide the status of those personnel on a case-by-case basis.

Chief Compliance Officer

1.
Shirley Titchenell is the Chief Compliance Officer (“CCO”) for MAI. The CCO is responsible for the administration of MAI’s compliance program. Any questions regarding the Code should be addressed with the CCO.

2.
The Code requires Supervised Persons to report or disclose to and/or seek approval from the CCO for certain activities. In the case of the CCO, the CCO will report to and seek approval from Mark Summers, Chief Operations Officer (“COO”). The COO who will review such activities. The COO will also serve as a backup to the CCO in the absence of the CCO during vacations, extended illness, or incapacity.

Supervision

1.
Supervised Persons with supervisory responsibility, authority, or the ability to influence the conduct of others must exercise reasonable supervision over those subject to your supervision or authority to prevent violation of applicable statutes, regulations, or provisions of the Code.

2.	In performing supervisory activities, Supervised Persons may rely on procedures established by MAI that are designed to prevent and detect violations.

3.
The Department Managing Directors are responsible for the general supervision of all Supervised Persons of MAI. In addition, MAI has assigned supervision responsibilities to certain department Supervisors. Supervised Persons should be in regular contact with their respective Supervisor. See MAI’s Organizational Chart as it illustrates MAI’s reporting structure.

Amendments

1.
The Code does not attempt to anticipate every ethical dilemma that Supervised Persons might face. Instead, it sets forth general guidelines on certain issues for maintaining MAI’s high ethical standards.

2.
MAI recognizes the need to respond flexibly to ever-changing business needs and circumstances. Accordingly, MAI reserves the right to revoke, modify, interpret, and apply our guidelines, policies, or procedures at our sole discretion, and without prior notice.

3.	For any mutual fund to which MAI provides investment management services, MAI will submit a copy of the Code for approval by the mutual fund’s board of directors:
a.	Initially, before it is retained as an investment adviser to the mutual fund; and
b.	With each material change, no later than six months after adoption of the change.

Code of Ethics Acknowledgements

1.	MAI will provide to each Supervised Person a copy of the Code and any amendments to the Code at time of hire and each time it is amended.

2.
Each Supervised Person must acknowledge with each version, in writing, that he or she has received a copy of the Code, has read and understood it, has had an opportunity to ask questions about what it means and how it applies to him/her, and that he/she will abide by it.

4.	Fiduciary Duty

MAI is an investment adviser and as such is a fiduciary that owes our clients a duty of undivided loyalty. MAI and our Supervised Persons will:

1.	Act for the benefit of our clients and place our clients’ interests before our own;
2.	Act in a position of trust and fiduciary responsibility to clients and do nothing to violate that trust;
3.	Conduct ourselves with integrity and dignity, and act in an ethical manner in our dealings with the public, clients, prospects, employer, and fellow Supervised Persons;
4.	Act with competence, use reasonable care and exercise independent professional judgment;
5.	Exercise independence when making investment decisions for clients;
6.	Conduct personal securities transactions in a manner that is consistent with the Code and act to avoid actual or potential conflicts of interest or abuse of our position of trust and responsibility;
7.	Eliminate and/or disclose all material conflicts of interest;
8.	Safeguard and keep confidential nonpublic personal information of clients; and
9.	Comply with applicable federal securities laws.

MAI and our Supervised Persons will not:

1.	Employ any device, scheme or artifice to defraud a client;
2.	Make any untrue statement to a client or omit to state any material fact that a client would reasonably require in order to make sound decisions;
3.	Engage in any act, practice or course of business that operates or would operate as a fraud or deceit on a client; or
4.	Engage in any manipulative practice with respect to a client.

5.	Standards of Business Conduct

This Code summarizes the standards of conduct for Supervised Persons of MAI. Its purpose is to promote and maintain the highest level of professional conduct and business ethics among all Supervised Persons, and to ensure that we do not compromise our clients’ well-being and interests.

Compliance with Securities Laws & Rules

1.	Supervised Persons must comply with all applicable federal securities laws.

2.	Supervised Persons must not engage in any professional conduct involving dishonesty, fraud, deceit, or misrepresentation.

Conflicts of Interest

1.	MAI considers a “conflict of interest” to be any situation in which the Supervised Person’s own interests could interfere with the Supervised Person’s responsibilities as a representative of MAI.

2.	Supervised Persons must make best efforts to identify actual and potential conflicts of interest and must report all known actual or potential conflicts of interest to the CCO.

3.
Supervised Persons must seek to avoid conducting personal or private business that conflicts with, or gives the appearance of conflicting with, the interests of the firm and/or our clients. The appearance alone of a conflict of interest can be as damaging to the firm as an actual conflict.

4.	Where potential conflicts cannot be eliminated, Supervised Persons must fully disclose those to MAI, and MAI will fully disclose material facts concerning the conflict(s) to the client(s).

5.
Supervised Persons must also comply with requirements to disclose conflicts of interest as imposed by rule or regulation of any professional organization governing your activities and must comply with any prohibitions on your activities if conflicts of interest exist.

Outside Business Activities

1.
Supervised Persons have a duty of loyalty to the firm and your efforts should be devoted to the firm’s business. MAI encourages Supervised Persons’ participation in outside business activities that are civic, charitable, and/or professional in nature and that enhance the professionalism of Supervised Persons and the reputation of the firm. Simultaneously, MAI recognizes that outside business activities may create conflicts of interest.

2.	Supervised Persons must disclose, at the time you become a Supervised Person of MAI and upon any change thereafter, all outside business activities, whether for compensation or not.

Supervised Persons must not engage in any outside business activities without the PRIOR written approval of the Managing Partner, COO or CCO.

3.
Supervised Persons must disclose family members participating in outside activities within the financial services sector. The financial sector is a category of stocks containing firms that provide financial services to commercial and retail customers; this sector includes banks, investment funds, insurance companies and real estate

4.
Although we do not require approval of outside activities undertaken by family members, you must contact the CCO if you believe that any such outside activities raises or appears to raise a conflict of interest in connection with your employment or the business activities of MAI.

5.	Supervised Persons must receive written pre-approval from the Managing Partner, COO or CCO for outside business activities relating to the following, but are not limited to:

a.	Being employed by or compensated by any other entity;
b.	Being active in any other business, including part-time, evening, or weekend employment;
c.	Serving as an officer, director or partner in any other entity;
d.	Ownership interest in any non-publicly traded company or other private, non-real property investment;
e.	Engaging in any public speaking or writing activities related to investment management;
f.	Acting as a trustee for client accounts, with the exception of immediate or close family accounts;
g.	Acting as a general partner of a client limited partnership, or acting as a managing member of a client limited liability company;
h.	Holding a seat in public office, or commit to a candidacy or a formal position on a campaign committee;
i.	Operating a hedge fund or sponsoring or participating in an association or group formed to invest in securities (e.g., an investment club); or
j.	Recommending another firm’s financial planning, investment management, brokerage or similar services for a referral fee.

6.
Reporting: All notices must be made in Schwab Compliance Technologies (SCT) with a clear description of the activities to be performed and any compensation to be received. Outside business activity disclosures and decisions by the CCO will be maintained in an appropriate manner and disclosed on Form U4, if applicable.

7.
Considerations for Approving Outside Activities: Whether a particular outside activity may be approved or continued in the future will depend on a variety of factors including the extent to which the proposed activity could violate any law or regulation, interfere with your responsibilities to MAI, involve prolonged absences during business hours, or compete with MAI’s interests. Additionally, the possibility of adverse publicity and potential liability will be weighed.

Public Office

Supervised Persons may run for and serve in local, elective or appointed civic offices, provided the activity, including campaigning: (a) occurs outside the Supervised Person’s work hours; (b) involves no use of MAI’s name, facilities or other assets (including client lists), or corporate funding; (c) is confined solely to the employee’s capacity as a private citizen and not as a representative of MAI, and (d) does not present an actual or perceived conflict of interest for

MAI. Supervised Persons are required to notify and receive pre-approval from the Managing Partner, COO or CCO before committing to a candidacy for elective office or a formal position on a campaign committee, or accepting an appointment to a public or civic office. Supervised Persons running for or serving in public office must avoid conflicts of interest. To do this, employees should take care that the duties of the office do not involve matters - such as money management, public finance or investment activities - that are related to their duties and responsibilities as an MAI employee. If, after being elected, a conflict does arise, the Supervised Person must abstain from voting or otherwise acting on the matter and should contact the Managing Partner, COO or CCO for further guidance.

1.
Generally, Supervised Persons may also support others in their campaigns for public office, provided the time spent on such activity is outside the employee’s work hours, no use is made of MAI’s name, facilities, or corporate funds, and the activity does not violate MAI’s policy on Political Contributions. Certain employees may be restricted from contributing to or fundraising for state and local candidates or state or local officials running for federal office. Therefore, all employees should consult with the Compliance Officer prior to working on political campaigns.

Maintenance of Independence and Objectivity

1.	Supervised Persons must use particular care and good judgment to achieve and maintain independence and objectivity in the performance of your roles and responsibilities.

2.
Supervised Persons must avoid giving or receiving any gift, donation, benefit, service or other favor that might affect, or be seen to potentially affect, the performance of your roles and responsibilities, or which might compromise the credibility of MAI.

Gifts, Entertainment, and Other Payments

1.
MAI recognizes the potential conflicts of interest when Supervised Persons of the firm give and/or receive gifts, entertainment, or other items of value to/from any person or entity that does business with the firm.

2.
The overriding principle is that Supervised Persons may not accept inappropriate gifts, favors, entertainment, special accommodations, or others things of material value that could influence decision-making or make the Supervised Person feel beholden to another person or firm.

3.
Similarly, Supervised Persons may not offer gifts, favors, entertainment, or other things of value that may be viewed as overly generous or aimed at influencing decision-making or making a client or perspective client feel beholden to the firm.

4.
A gift may be required to be returned or reimbursed if you receive an excessive number of gifts, especially if received from a single source or if the total dollar value of gifts received during a single year is deemed excessive.

5.	MAI has adopted the following policies and procedures to implement these principles:

a.	Gifts of Nominal Value:
i.
Supervised Persons or their family members may not give a gift to any client, vendor, potential vendor or anyone else that does business or seeks to do business with the firm in excess of $250 per calendar year per person/entity, without prior written approval from the COO or CCO.

ii.	Supervised Persons may not make gifts to potential clients with the exception of de minimis items that would be considered exclusions under these policies (see below).
iii.
Supervised Persons or their family members may not accept any gift or other items of value from any client, potential client, vendor, potential vendor, or anyone else that does business with or seeks to do business with the firm that is in excess of $250 per calendar year per person/entity, without written approval from the COO or CCO.

b.	Cash and/or cash equivalents may never be offered or accepted, regardless of the amount. For purposes of this policy, gift cards are not considered cash equivalents.

c.
Ordinary Business Entertainment: Supervised Persons or their family members may not provide or accept extravagant or excessive entertainment to or from a client, prospective client, or any person or entity that does or seeks to do business with the firm. Supervised Persons or their family members may occasionally provide or accept a business entertainment event, such as meals, sporting event or theatre tickets, and golf course fees of reasonable value, as well as any transportation and/or lodging accompanying or related to such activity or event. Normally, the person or entity providing the entertainment will be present. MAI does not consider these occasional entertainment expenses to be gifts and therefore does not count them toward the annual gift allowance. However, no entertainment expense should be given or accepted in such frequency or amount that would violate MAI’s overriding principle as stated above. All entertainment given and received must be pre-approved by department supervisors.

d.
Supervised Persons must enter all gifts and entertainment in Schwab Compliance Technologies. If Supervised Persons are entering items for another person, they must select the employee that received the gift/entertainment and not enter the gift/entertainment under their name.  The CCO will maintain Schwab Compliance Technologies and make sure the record of such items include the name of the person or company giving/receiving the item, the date the item was given/received, a description of the item, and its approximate value. Entertainment recorded in Schwab Compliance Technologies, will not “count” towards your yearly “gift” total.

e.
Reimbursements will take the form of a charity donation.  Supervised Persons that receive gifts in excess of the above limits and choose reimbursement will be allowed to donate the excess to a charity of their choice.  Proof of donation in the form of receipt and/or copy of check or credit card statement must be provided to the compliance department. The donation must be in the form of cash or cash equivalence; previous charity donations cannot be applied to the reimbursement; and any tax deduction effected by the donation will belong to the Supervised Person.

6.
Certain Payments: MAI forbids Supervised Persons to give or receive bribes, payoffs or payments of any kind by any employee to any person, government official or entity for the purpose of improperly obtaining or retaining business or influencing consideration of any business activity. This policy covers all types of payments that may or may not be considered legal under the circumstances. Special rules may apply to payments or gifts (including entertainment) to officers, directors, employees or other affiliates of government owned or controlled entities and certain highly regulated entities (such as banks or insurance companies), as well as entities located in certain jurisdictions. You should consult the CCO with any specific questions.

7.
If a third party could perceive a gift as being improper or as compromising the integrity of Supervised Persons and/or MAI, the gift should be respectfully declined. If there is any question as to whether a payment or consideration may be accepted, the Supervised Person should contact the CCO.

Exclusions

The following items are not subject to MAI’s Gifts and Entertainment policies:

1.	Gifts of a personal nature, such as wedding gifts or congratulatory gifts for the birth of a child
a.	These gifts must be recorded in Schwab Compliance Technologies, but will not “count” towards your yearly allocation;
2.
Gifts and entertainment given to or received from individuals who are also family members of Supervised Persons of MAI (gifts to and from family members are not required to be reported to the CCO); and

3.	Items of de minimis value given or received such as pens, mugs, shirts, golf balls, and other similar promotional items (de minimis items are not required to be reported to the CCO).

Political Contributions

1.
All Supervised Persons are considered to be a Covered Associate. Covered Associates are prohibited from making any direct or indirect (e.g. through another person, firm, family member, or political action committee) political contribution, either personally or on behalf of MAI, to any political party, elected official or candidate with the intention of obtaining or maintaining any business for MAI. Any political contribution made by a Covered Associate in excess of $150 per calendar year per elected official or candidate, state or local political party, or political action committee must be pre-approved by the CCO. See the Political Contributions policy in MAI’s compliance policies and procedures for complete policies and procedures with respect to political contributions.

Relationships with Government Officials

2.
U.S. law (including the Foreign Corrupt Practices Act, or FCPA) and local laws of most countries outside the U.S. prohibit the provision of money or anything of value to government officials (including employees of government-owned or government-controlled commercial enterprises), political parties or political candidates for the purpose of improperly influencing their official actions in order to obtain or retain business. Payments made to such persons through agents or business partners are similarly prohibited.

3.
Under MAI’s policy, officials of international governmental organizations, such as the World Bank, the European Union and the Inter-American Development Bank, are considered government officials. The FCPA potentially applies to all Supervised Persons. In addition, MAI must comply with local laws in any country in which MAI does business.

4.
The FCPA and local laws of foreign countries may apply not only to payments of money, but also to less direct benefits. These could include such actions as the hiring of a local company owned by a member of a foreign official’s family. Employees must also carefully consider the propriety of any entertainment of foreign officials, payment or reimbursement of their travel or related expenses and gifts to such persons. These concerns could arise in the context of an educational seminar hosted by MAI, a business meeting with MAI personnel or any similar setting. Even in cases when such payments, entertainment or gifts would be allowed under U.S. law, their legality and appropriateness must also be examined under relevant local law. If a situation arises that gives you concern, or if you have any questions, you should immediately contact the CCO.

Prohibited Payments and Activities

No Supervised Person may participate on behalf of the firm (or any division), or any client of the firm, or on the employee’s own behalf in any of the following transactions:

1.	Use of firm funds for political purposes (except events approved by COO);
2.
Payments or receipt of bribes, kickbacks or other amounts with any understanding that part or all of such amount will be refunded or delivered to a third-party (such as consultants to plans subject to ERISA) in violation of any applicable law;

3.	Payments to governmental officials or employees other than in the ordinary course of business for legal purposes (e.g., payment of taxes); and
4.	Use of the funds or assets of the firm or any subsidiary of the firm for any unlawful or improper purpose.

Supervised Persons should immediately contact the CCO if a situation arises that gives concern, or if any Supervised Person has question regarding the requirements and transactions.

Additional Standards

As a matter of professional integrity and responsibility, Supervised Persons must always abide by the higher standard in situations where varying procedures among multiple entities exist. Supervised Persons may be subject to an additional Code of Ethics and Professional Responsibilities as it relates to any professional designations held by each Supervised Person or if Supervised Persons who are Registered Representative of a broker-dealer. Those guidelines are not a part of this Code of Ethics, but examples of other professional standards that may apply are noted below. This is not an all-inclusive list.

Representatives of a Broker-Dealer

In addition to the standards as set forth according to the Code, certain Supervised Persons of MAI are also Registered Persons of a licensed broker-dealer. Such persons are therefore also responsible for compliance with the Written Supervisory Procedures and/or other governing documents of the broker-dealer and the Financial Industry Regulatory Authority (“FINRA”).

Certified Public Accountants (CPA)

Certain Supervised Persons of MAI are also CPAs and members of the American Institute of Certified Public Accountants (AICPA). In addition to the firm’s Code, all such Supervised Persons are also subject to the AICPA Code of Professional Conduct and the rules and regulations of the Ohio Board of Accountancy.

Certified Financial Planners (CFP®)

In addition to the standards as set forth according to the above Code, certain Supervised Persons of MAI are also bound by the Code of Ethics and Professional Responsibility, which has been adopted by the Certified Financial Planner Board of Standards Inc.

Chartered Financial Analysts (CFA)
In addition to the standards as set forth according to the Code, certain Supervised Persons of MAI are also bound by the Code of Ethics and Standards of Professional Conduct, which has been adopted by the Chartered Financial Analyst Institute.

Access Person of Investment Company

Per Rule 17j-1 under the Investment Company Act, any “Advisory Person” of a registered investment company (mutual fund) or an investment adviser to a mutual fund is an Access Person of the mutual fund (“Fund Access Person”). Fund Access Persons are subject to the Code of Ethics adopted by the mutual fund in addition to MAI’s Code.

An Advisory Person is:
1.
Any director, officer, general partner or employee of the mutual fund or investment adviser (or of any company in a control relationship to the mutual fund or investment adviser) who, in connection with his or her regular functions or duties, makes, participates, in or obtains information regarding, the purchase or sale of Covered Securities by a mutual fund, or whose functions relate to the making of any recommendations with respect to such purchases or sales; and

2.
Any natural person in a control relationship to the mutual fund or investment adviser who obtains information concerning recommendations made to the mutual fund with regard to the purchase or sale of Covered Securities by the mutual fund.

Personal Trading

1.
MAI permits Access Persons, as that term is defined under Definitions above, to transact in personal securities accounts provided that investing by Access Persons is consistent with MAI’s fiduciary duty to our clients and with regulatory requirements.

2.
All personal trading policies and procedures, including all subsections outlined below, also apply to accounts of family members (as defined above), trusts for which the Access Person serves as a trustee, and/or any account of which the Access Person is a beneficial owner (as defined above). The Access Person must comply with these policies for all such accounts.

3.	Personal securities transactions must never adversely affect clients

4.
MAI will monitor trading activity of our Access Persons to confirm that the interests of clients come first and that their trading activity complies with applicable securities laws. All securities transactions and holdings in any account of an Access Person, including accounts for which the Access Person is considered a beneficial owner (see definition above), are subject to review by MAI.

5.	The CCO will conduct a quarterly review of personal trades of Access Persons against the trades executed for clients. In the event that MAI’s personal trading policies were violated, even if inadvertently, the trade may be canceled and any profits disgorged depending on the perceived or actual breach of fiduciary duty to clients.

Current Access Persons

1.	MAI maintains a record of our current and former Access Persons in accordance with recordkeeping requirements of the Advisers Act.

2.	All Supervised Persons of MAI are considered to be Access Persons for purposes of these policies.

3.	Unaffiliated solicitors of MAI do not have pre-knowledge of the trades to be effected for clients and are not considered to be Access Persons of the firm.

Personal Securities Transactions Policy1

1.	MAI and our Access Persons are permitted to personally invest in securities that are also recommended for client accounts.

2.	Investment opportunities must be offered first to clients before you may act on them.

3.	Transactions must not be timed to precede orders placed for any client.

4.	Trading activity must not be excessive in terms of your financial resources or in terms of time spent on your own investments.

5.	Transfers of funds or securities and other transactions between client accounts and employee accounts are prohibited.

6.	You may not become a member of or have an interest in an investment club, without obtaining prior approval from the CCO.

7.
You may not engage in “short-swing” or market timing trading activities. Supervised Persons may not purchase and sell or sell and purchase the same security, its equivalent security (such as options), including affiliated mutual funds within 30 calendar days. The Compliance Officer may, for good cause shown, such as a hardship, permit a short-swing trade.

8.	You may not engage in short-selling (borrowing) securities.

9.	Payment for securities must be made by settlement date. Extensions in any margin account are not permitted.

10.	Payment of proceeds must not be made before settlement date.

11.	You are not permitted to trade in securities where MAI clients or employees are board members, executives, or are known to have intimate and detailed knowledge of “inside” information.

12.	Access Persons who trade in positions requiring preclearance and those positions also held by clients are prohibited from trading on the same day as the client. The Access Person must wait until the next trading day provided there are no further client trades in that position.1

13.	Access Persons are not permitted to effect transactions in positions that are being considered in client accounts until the position is no longer being considered for any client’s account.

14.
Access Persons are not required to receive pre-clearance for transactions conducted in accounts that MAI or another investment professional manages on behalf of the Access Person provided a signed Discretionary Investment Management Agreement is in place.

15.
Access Persons are permitted to have personal accounts that are managed in the same styles and/or hold like positions as MAI does for our clients. Such accounts may be managed by MAI on behalf of the Access Person, individually by the Access Person, or by an unaffiliated manager.

16.
Principals and employees of MAI may be investors in a pooled investment vehicle advised by MAI or an affiliate. The above policies are not applicable to underlying transactions placed within these funds, but do apply to initial and any subsequent investment in the fund.

17.
MAI requires special approval before any Access Person acquires any direct or indirect economic interest[2]in any security in (a) an initial public offering or (b) a limited offering (as defined above). Any Access Person wishing to participate in an initial public offering or such a limited offering must submit a request in Schwab Compliance Technologies and receive approval prior to entering into the transaction.

18.
For personal transactions in reportable securities, Access Persons must determine if the transaction requires pre-clearance. See Table 1 – Reportable Securities and Request Pre-Clearance (located at in the last section of the Code). If pre-clearance is required, the Access Person must follow the procedures under Pre-Clearance of Trades (below) before transacting.

19.
If the transaction is not in a reportable security or is in a reportable security for which pre-clearance is not required, the Access Person may place the transaction at any time. See Table 1 – Reportable Securities and Request Pre-Clearance (located at in the last section of the Code).

Pre-Clearance of Trades

1.	Access Persons desiring to transact in a security requiring pre-clearance must submit a request for pre-approval to the CCO or designee via Schwab Compliance Technologies in advance of the trade.
a.	Pre-approval requests must be submitted using Schwab Compliance Technologies.
b.	Pre-approval requests must be submitted by 11:00 a.m. on the day the Access Person desires to trade. Any requests received after 11:00 a.m. will wait in queue until the next trading day.
c.	Only upon receiving notification from Schwab Compliance Technologies of preclearance request being approved, may the Access Person execute the desired transaction.

[1]	Restrictions 11-13 apply to either side of the transaction (buy/sell) and to options. For options, the restriction applies at the underlying security level.
[2]
A supervised person generally is presumed to have an interest in securities acquired or held by immediate family members sharing the supervised person’s household. Accordingly, this pre-approval requirement applies to securities acquired by these immediate family members.

d.
Pre-approvals for most securities are generally granted for the same day only. If the Access Person does not execute the trade on the day pre-approval was given, the Access Person must submit a new request if desiring to trade the next day or on a later date.

e.
Pre-approvals for limited offerings are granted for 30 days. If the Access Person does not purchase a limited offering within the 30 days, the Access Person must submit a new request if desiring to participate on a later date.

f.	In the event of the CCO’s personal trading, the COO is responsible for reviewing pre-approval requests and issuing an appropriate response.

2.
MAI has determined that the following securities transactions  do not present the opportunity for improper trading activities that the preclearance procedures are designed to prevent. Therefore, pre-clearance is not required for the following transactions, (please also see Table 1 at the end of this document):

a.	Purchases or sales of any security that is not a reportable security (as defined above).
b.	Purchases or sales of an Open-End mutual fund.
c.	Purchases or sales of government or municipal bonds.
d.
Purchases or sales in an account over which you have no direct or indirect influence or control (e.g., an account managed on a fully discretionary basis by a third party investment adviser or trustee).

e.
Purchases or sales which are non-volitional on your part (e.g., an in-the-money option that is automatically exercised by a broker; a security that is called away as a result of an exercise of an option; or a security that is sold by a broker, without your consultation, to meet a margin call not met by you).

f.	Purchases which are made by reinvesting cash dividends pursuant to an automatic dividend reinvestment plan.
g.	Purchases effected upon the exercise of rights issued by an issuer pro rata to all holders of a class of its securities, to the extent such rights were acquired from such issuer.
h.	The receipt of a bona fide gift of securities. (Donations of securities, however, require preclearance.)

3.	MAI reserves the right to require preclearance for mutual funds where it is an adviser or sub advisor. If the firm decides preclearance is required, all employees will be advised immediately.

4.
When applicable, prior to granting an Access Person written clearance to trade a specific security, the CCO or designee will ensure that any client trades for the same security have been fully executed.

5.
MAI will grant pre-clearance only in the case where the requesting Access Person has a present intention to transact in the security for which pre-clearance is sought. It is MAI’s view that it is not appropriate for an Access Person to obtain a general or open-ended pre-clearance to cover the eventuality that he or she may buy or sell a security at some point on a particular day depending upon market developments. This requirement would not prohibit a price limit order, provided that you have a present intention to effect a transaction at such price. Consistent with the foregoing, an Access Person may not simultaneously request pre-clearance to buy and sell the same reportable security.

6.	Reasons the CCO may not grant approval for personal securities transactions include:
a.	The proposed transaction is a violation of the Code;
b.	The proposed transaction is a violation of the P&P;
c.	The proposed transaction is currently being considered or being made in client accounts;

d.
The proposed transaction creates a conflict of interest that may reasonably affect the ability of that Access Person to provide independent, objective advice and to act in the best interest of the client;

e.	MAI clients or employees are board members, executives, or are known to have intimate and detailed knowledge of “inside” information relating to the transaction; or
f.	The security is held by a registered investment company for which MAI is the adviser or sub-adviser.

7.
The CCO will keep all Schwab Compliance Technologies data and all written forms and/or e-mail messages regarding pre-approval requests and decisions. All pre-approval requests and responses will be maintained in accordance with applicable books and records rules.

8.	The CCO (or designee) will periodically review Access Persons’ transactions to ensure that any client trades for the same security were fully executed before Access Person trades were placed.

9.
For accounts that are not captured in Schwab Compliance Technologies (“manual accounts”), at the end of each quarter, the CCO (or designee) will reconcile the pre-approval forms to the personal securities transaction forms and reported personal securities transactions.

10.
The purpose of pre-clearance is so that MAI may adhere to our fiduciary duty to clients. However, there is no guarantee under this policy that clients will always receive more favorable pricing than Access Persons for trades in like positions.

Sanctions

Any trading-related violation, including failure to properly pre-clear a non-exempt personal trade, will result in the following sanctions.

First Failure to Pre-clear
•	A memo or email will be sent to the Access Person with copy to the Access Person’s supervisor; and

•	A copy of the Code will again be provided to the Access Person who will be advised to read it carefully.

Second Failure to Pre-clear

•	Access Person must obtain written approval from their supervisor for each trade for a 60-day period before submitting the pre-clear request to compliance;

•	A warning memo will be sent to Access Person with copy to the Access Person’s supervisor and a copy sent to the Access Person’s personnel file.

Additional Non-Pre-clearances
•	Access Person and their immediate supervisor will meet with the CCO;

•	The CCO will consider suspension of trading privileges for up to 60 days (except to close out open positions when a severe financial hardship is demonstrated); and

•	A written warning will be sent to Access Person’s personnel file with a copy to the supervisor.

Substantive Violations
•
Sanctions for each failure to pre-clear when the associated trade violates the Code or the Compliance and Policy Manual (e.g., the trade poses a conflict of interest or constitutes front-running) may include, among other things, busting of trades or disgorgement of profits, suspension of employment (with or without compensation), and termination of employment..

•
Trades properly pre-cleared or exempt from preclearance but otherwise violating the Code of Ethics or the Compliance and Policy Manual (e.g., those subsequently determined to constitute front-running) will require at a minimum, a meeting with the CCO, 60-day supervisor approval for subsequent trades and a written warning to the employee’s personnel file.

Chronic Violations
•	Review by MAI Compliance Officer; and

•
Sanctions may include busting of trades, disgorgement of profits and/or absorption of trading costs, supervisor approval for subsequent trades, suspension of personal trading privileges, suspension of employment (with or without compensation), reduction of eligible bonus, and termination of employment.

Personal Account Reporting

1.	Access Persons must disclose to MAI holdings and transactions in securities or other investments for which the Access Person is a beneficial owner.

2.
MAI has an approved custodian list for personal accounts. All Access Persons are expected to use the approved brokerage firms as custodian(s). The approved custodians are based on data feeds available through SCT. The list of available brokers can be found in SCT under Policies.

MAI’s Compliance Department may grant exceptions based on certain criteria such as an alterative asset held cannot be moved to another custodian, retirement plans that have outstanding loans or other issues that make it a hardship to move an account.  Requests for exceptions must be submitted via email to the CCO.

3.
All Access Persons must enter their brokerage accounts in Schwab Compliance Technologies for all accounts in their name and in the name of any family member(s) sharing the same household or in any name which Access Person has an interest or the right to direct trades. This includes all account(s) even those that do not hold reportable securities or those that are managed by an independent third-party manager. The only accounts that are exempt are College Plans, 401(k)s, current employer stock ownership plans and profit sharing plans unless you utilize a brokerage option of the 401k/PSP Plan.

4.
Upon opening a Managed Account, Access Persons must submit a letter from the investment professional indicating that an account is being managed and the employee has no discretion over the account.  Access Persons have 10 days to provide this letter to the compliance department either via email or hard copy.

5.
Access Persons must grant MAI access to electronic data feeds and may be required to complete additional paperwork that grants MAI access to electronic data feeds from the Access Persons’ custodian to MAI’s Schwab Compliance Technologies portal.

6.
The CCO will conduct a periodic review Access Persons’ personal holdings reports and brokerage statements for potential conflicts of interest or violations of the Code. Mark Summers, COO will review the holdings of the CCO.

7.
The CCO will review Access Persons’ personal transaction activity for violations of insider trading, front running, pre-clearance of trades (as described above) and other potentially abusive practices. Mark Summers, COO will review the transactions of the CCO.

Personal Holdings Reports

1.
Access Persons must, within ten (10) days of becoming an Access Person and at least annually by January 31 thereafter, report to the CCO all personal securities holdings of reportable securities (including limited offering holdings) in Schwab Compliance Technologies.

2.	Each Holdings Report must contain, at a minimum, the following information:
a.
The title and type of security, and as applicable, the exchange ticker symbol or CUSIP number, number of shares, and principal amount of each reportable security in which the Access Person has any direct or indirect beneficial ownership;

b.	The name of any broker, dealer or bank with which the Access Person maintains an account in which any securities are held for the Access Person’s direct or indirect benefit; and
c.	The date the Access Person submits the report.

3.
The required information must be current as of a date not more than 45 days prior to the employee becoming an Access Person (for initial reports) or the date the report is submitted (for annual reports).

4.
In lieu of submitting all required information in a Holdings Report, MAI’s Access Persons may rely on the Schwab Compliance Technologies information, if all of the information set forth above in (a) through (c) is contained in such system. Access persons do not need to report holdings in a Holdings Report to the extent the holdings are separately reported in this manner. However, each Supervised Person must certify that all accounts have been disclosed and MAI’s compliance department has access to all information.

Personal Security Transaction Reports

1.
Access Persons must report all personal securities transactions in reportable securities (including limited offering transactions) on a quarterly basis. Access Persons must also report on a quarterly basis any account that was established in which any securities were held during the quarter for the direct or indirect benefit of the Access Person.

2.	Access Persons must complete an affirmation in Schwab Compliance Technologies by the date noted in the affirmation, but no later than thirty (30) days after the end of each calendar quarter.

3.
Each transaction report must contain, at a minimum, the following information about each transaction involving a reportable security in which the Access Person had, or as a result of the transaction acquired, any direct or indirect beneficial ownership:

a.
The date of the transaction, the title, and as applicable the exchange ticker symbol or CUSIP number, interest rate and maturity date, number of shares, and principal amount of each reportable security involved;

b.	The nature of the transaction (i.e., purchase, sale or any other type of acquisition or disposition);
c.	The price of the security at which the transaction was effected;
d.	The name of the broker, dealer or bank with or through which the transaction was effected; and
e.	The date the Access Person submits the report.

Each transaction report must also contain the following information with respect to any account established by the Access Person in which any securities were held during the quarter for the direct or indirect benefit of the Access Person: The name of the broker, dealer, or bank with which the Access Person established the account.

4.
In lieu of submitting all required information in a quarterly Transaction Report, MAI’s Access Persons may rely on the information captured by the Schwab Compliance Technologies system, if all of the information set forth above in (a) through (e) is contained in such confirmations or statements. Access persons do not need to report a transaction in a Transaction Report to the extent the transaction is separately reported in this manner. However, each Supervised Person must certify each quarter that all accounts have been disclosed and information is being sent to MAI’s compliance department.

Exemptions from Reporting Requirements

Access Persons are not required to submit:
1.	Any report with respect to securities held in an account over which neither MAI nor any Access Person of MAI has any direct or indirect influence or control; or
2.	Any transaction report with respect to transactions effected pursuant to an automatic investment plan.

6.	Insider Trading

The Insider Trading and Securities Fraud Enforcement Act of 1988 requires an investment adviser to establish, maintain and enforce written policies and procedures designed to prevent the misuse of material nonpublic information by its directors, officers and employees.

MAI has adopted the following policies and procedures to reasonably prevent the misuse of material nonpublic information. All Supervised Persons of MAI are required to adhere to the firm’s policy.

Background

Pursuant to Section 204A of the Advisers Act, registered investment advisers are required to maintain and enforce written policies reasonably designed to prevent the misuse of material nonpublic information by the adviser or any person associated with the adviser.

The securities laws prohibit improper disclosure or use of nonpublic information relative to publicly traded securities. Violations of the prohibitions against “insider trading” are punishable by severe sanctions, including criminal penalties. In general, the securities laws prohibit trading by a person while in the possession of material nonpublic information about a company or about the market for that company’s securities. The securities laws also prohibit a person who is in possession of material nonpublic information from communicating any such information to others who may use that knowledge to trade securities (so-called “tipping”).

Insider trading violations are likely to result in harsh consequences for the individuals involved, including exposure to investigations by the Commission, criminal and civil prosecution, disgorgement of any profits realized or losses avoided through the use of the nonpublic information, civil penalties of up to $1 million or three times such profits or losses, whichever is greater, exposure to additional liability in private actions, and incarceration.

Insider
The term “insider” includes both traditional insiders and temporary insiders. A traditional insider is generally any officer, director, partner, manager, or employee of a company who obtains material nonpublic information about that company by virtue of his/her position or relationship with the company. A traditional insider who acts on inside information breaches a duty of trust and confidence to the shareholders of his/her corporation. A temporary insider is any person who receives material nonpublic information about a company in the course of performing services for the company. Temporary insiders may include, but are not limited to, accountants, lawyers, consultants, underwriters, or the immediate family members of traditional insiders. A temporary insider who acts on inside information breaches a duty of loyalty and confidentiality to the person who shared the confidential information with him/her. An insider who becomes aware of and uses or discloses material nonpublic information about a company obtained as the result of his/her relationship with another company may be deemed to have misappropriated such information.

Material
The term “material information” is generally defined as information that a reasonable investor would consider important in making his/her investment decision with respect to a company’s securities or information that is reasonably certain to affect the market price of the company’s securities, regardless of whether the information is directly related to the company’s business. Material information may include, but is not limited to: dividend changes, earnings estimates, changes in previously released earnings estimates, significant new products or discoveries, significant mergers or tender offer proposals or agreements, developments regarding major litigation by or against the company, liquidity or solvency problems, extraordinary management developments, or similar major developments.

Nonpublic
Information is to be considered “nonpublic” until it has been effectively disseminated to the marketplace for a sufficient period of time to be reflected in the security’s price. Information remains non-public until it has been publicly disclosed, meaning that it has been broadly distributed to the public in a non-exclusionary manner, such as via a filing with the Commission, or by appearance in publications of general circulation.

Examples of “Non-Public” and “Public” Information

1.	Information may be deemed to have been made public – and thus not subject to the prohibitions on insider trading – in a number of different ways, including when the information:
a.	Appears in the press or in a widely disseminated source or publication (e.g., Dow Jones tape, Reuters, The Wall Street Journal, The New York Times);
b.	Is included in publicly available regulatory filings (e.g., when the information is available through the public data base of a federal regulatory agency, such as the Commission);
c.	Is disclosed in a stockholder report or a press release from the issuer;
d.	Is announced in a public forum such as a stockholder meeting;

e.	Is provided by the issuer freely to anyone making an inquiry (and is not selectively disclosed to an analyst); and
f.	Is being disseminated to traders generally by brokers or institutional analysts, unless there is a reasonable basis to believe that such information is confidential and came from a corporate insider.

Examples of Inside Information/Material Non-Public Information

Information must be presumed to be inside information if the information is non-public and relates to the matters identified below. This list is not an exclusive list of all of the kinds of inside information that you may encounter:

a.	Dividend changes, including increases or decreases;
b.	Changes in credit ratings;
c.	Significant expansions or curtailments of operations or significant increases or decreases of orders;
d.	Senior level management developments or other changes;
e.	Major litigation;
f.	Extraordinary transactions, including mergers, acquisitions, joint ventures and purchases or sales of substantial assets;
g.	Planned offerings of securities;
h.	Extraordinary borrowings, liquidity problems or bankruptcies;
i.	Significant new products, services or discoveries;
j.	Corporate actions the issuer is considering;
k.	Changes in auditors or withdrawals of auditors’ reports;
l.	Proposed favorable or unfavorable news articles featuring the issuer; and
m.	Information about companies in default.

Material, non-public information that is later made public is no longer subject to the prohibitions on insider trading, although there may be a requirement to wait a reasonable period of time after public disclosure for the market to absorb the information.

Selective Disclosure and Regulation FD

Selective disclosure occurs when a public company discloses material information to analysts or individual investors before publicly disclosing that same information through a press release, SEC filing or similar means. Regulation FD (“fair disclosure”) generally requires that, whenever a company discloses material non-public information to securities market professionals or investors, it must simultaneously or promptly provide general public disclosure of that same information.

What Disclosures Are Subject to Regulation FD?

1.	Regulation FD applies to disclosures made by a public company or certain persons acting on the public company’s behalf.

2.
Selective disclosures to persons outside the public company who would reasonably be expected to trade securities on the basis of the information (e.g., security holders) or provide others with advice about trading securities (e.g., investment advisers and managers) are covered by Regulation FD.

3.
Regulation FD allows companies and their representatives to share material information for legitimate business purposes if the recipients agree to keep the information confidential and not to trade on the information. For example, a company can share material information to analyze a complex transaction without being required to make the public disclosure contemplated by Regulation FD, provided that the person receiving such information expressly agrees not to otherwise use the information and to keep it confidential.

“Guidance” to Analysts May Violate Regulation FD

The Commission has stated that the previously common practice of providing earnings “guidance” to a securities analyst involves a “high degree of risk” under Regulation FD. If a company official privately tells you that the company’s anticipated earnings will be higher than, lower than or even the same as what has been forecasted, the Commission believes that the company “likely will have violated” Regulation FD.

Policies

All Supervised Persons must adhere to the following:

1.	Any Supervised Person having doubts regarding the propriety of a proposed securities transaction should seek advice from the CCO, who has been designated by MAI to handle such matters.

2.
No Supervised Person, while in the possession of material nonpublic information about a company or about the market for that company’s securities, may for your portfolio or for the portfolios of others buy or sell the securities of that company, or derivatives of such securities (e.g. options, warrants etc.), until that information becomes publicly disseminated and the market has had an opportunity to react.

3.	No Supervised Person may communicate or “tip” material nonpublic information about a company to any person except for lawful purposes.

4.
No Supervised Person may disclose material nonpublic information about a company or the market for that company’s securities to any person except to the extent necessary to carry out the legitimate business obligations of MAI.

5.
Mutual fund holdings are considered non-public until they have been disseminated to the public (such as through publicly available filings with the Commission). No Supervised Person may disclose the holdings of any mutual fund advised by MAI until the holdings have become public. Supervised Persons should check with the CCO before disclosing any holdings of MAI advised funds.

6.
Although Regulation FD was primarily designed and intended to address issuer conduct, the Commission has indicated that you may face some type of secondary liability if you conduct yourself in the following manner:

a.	Conspire or agree with an issuer that the issuer will deliver material non-public information to you; or
b.	Otherwise make statements to the issuer implying that if the issuer does not give you the material nonpublic information, you will take action that will negatively impact their stock price.

7.	You may be guilty of insider trading or illegal tipping in connection with a Regulation FD violation if you do the following:

a.	Breach an agreement to keep confidential any material non-public information selectively disclosed by an issuer to you by revealing this information to a client who subsequently trades; or
b.	Where an official of an issuer intentionally or recklessly makes a selective disclosure of material nonpublic information to you and you trade or tip on behalf of yourself, clients or otherwise.

Procedures and Responsible Party

2.	Every Supervised Person is required to disclose any outside business activities to the CCO.

3.	Every Supervised Person must disclose to the CCO any other activities they engage in that may reasonably cause them to have access to inside information.

4.
If necessary, the CCO will develop and maintain “restricted lists” and “watch lists” which identify the securities that may not be traded in client, employee and/or proprietary accounts without prior approval from the CCO.

5.
Every Supervised Person, before trading or making investment recommendations, for themselves or others, in the securities of a company about which the Supervised Person may have potential insider information, must consider whether the information is material and nonpublic. If after consideration, the information is determined to be material and nonpublic, or the Supervised Person is unable to determine whether the information is material and nonpublic, the Supervised Person must do the following:

a.	Report the matter immediately to the CCO;
b.	Not purchase, sell or recommend securities on behalf of yourself or others, including accounts managed by MAI;
c.	Not communicate the information inside or outside MAI other than to the CCO or senior management.

After the CCO has reviewed the matter, the Supervised Person will be instructed as to the proper course of action to take.

6.
MAI will distribute to our Supervised Persons at time of hire, and at least with each newly updated version, the firm’s insider trading policy, by providing this Code. Every Supervised Person will be required to certify that they have received the Code.

7.	MAI will periodically review and update our insider trading policies as necessary to reflect regulatory, business, or industry changes.

8.	MAI’s CCO will review Access Persons’ holdings and transaction reports for potential violations of the policy.

Additional Considerations for Non-Public Private Offering Materials

You must take particular care and follow the procedures described below if you receive non-public private offering materials. This information must be treated as inside information, even if received on an unsolicited basis.

1.
Certain investment banking firms, when delivering offering memoranda for Rule 144A or other private offerings, occasionally include a sealed package containing nonpublic financial projections and other non-public information. The package may contain a notice that the information enclosed has not been made public and the receipt of such information may impose legal restrictions on the recipient’s trading activities.

2.
If you or your assistant opens such a package and reviews the contents, MAI may be regarded as being in possession of inside information. If you do wish to review the contents or you or your assistant have accidentally opened the package, contact the CCO to determine what measures need to be taken. If you receive this type of package and do not wish to review the contents, send the unopened package to the CCO so that appropriate records may be maintained (do not dispose of the package).

Prohibition of Deceptive and Manipulative Practices

In addition to the prohibitions on insider trading, federal securities laws prohibit engaging in manipulative trading practices. If you violate these laws, you may be responsible for the damages sustained as a result of the manipulative activity, in addition to other sanctions. When acting for yourself or for others (including our client accounts), you are prohibited from, including but not limited to:

1.
Engaging in trading or apparent trading activity for the purpose of causing the price of a registered security to move up or down, and then taking advantage of the price movement by buying or selling at the “artificial” price level (a practice known as “pumping and dumping”);

2.	Using the mails or any other method of interstate commerce to manipulate securities prices by creating a false or misleading appearance of active trading; and

3.	Circulating or disseminating, in the ordinary course of business, information to affect the price of any security.

It is also fundamental that you understand that you are not permitted, in connection with the purchase or sale, directly or indirectly, of a security held or to be acquired by a client:

1.	To defraud the client in any manner;

2.	To mislead the client, including by making a statement that omits material facts;

3.	To engage in any act, practice or course of conduct which operates or would operate as a fraud or deceit on the client;

4.	To engage in any manipulative practice with respect to the client; or

5.	To engage in any manipulative practice with respect to securities, including price manipulation.

Questions about MAI’s Insider Trading Policy

While compliance with the law and with MAI’s policies and procedures described in this manual is each individual’s responsibility, interpretive questions may arise, such as whether certain information is material or nonpublic, or whether trading restrictions should be applicable in a given situation. Any questions should immediately be addressed to the CCO, who has been designated by MAI to respond to such questions. You can also consult the Exhibit: Commonly Asked Questions.

Violations of Insider Trading

Violations of MAI’s policies and procedures relative to prohibitions against insider trading will be regarded with the utmost seriousness and will constitute grounds for immediate dismissal and/or reporting to all applicable legal authorities.

7.	Regulatory, Legal and Other Contacts

You must take care in responding to oral or written inquiries from regulatory agencies, government officials and others outside of MAI, since their questions may relate to matters beyond our ordinary business or concern serious issues. You must follow the procedures described below (which require the CCO’s immediate notification) if you receive these inquiries.

Inquiries from Regulatory Agencies

1.
All inquiries, written or oral, for information by governmental or self-regulatory authorities, including but not limited to representatives of the SEC, the NASD, the Internal Revenue Service, the Department of Labor, and the states, must be reported immediately to the CCO, who will seek advice from the company’s counsel.

2.	In the case of telephone inquiries, you must obtain the name, agency, address, and telephone number of the representative making the inquiry.

Litigation Relating to MAI or Your Employment with MAI

1.	Only authorized employees may accept legal process on our behalf.

2.	If an attempt is made to serve you with a legal process intended for MAI, you must refuse it and immediately notify the CCO.

3.	If you are served with a subpoena that relates to your employment with MAI, clients, or other employees, you must notify the CCO immediately.

Other Contacts

Periodically, attorneys, accountants, broker/dealers, other investment advisers, credit agencies and others may request information about our operations, clients or employees. Any such request for information must be referred to the CCO or COO.

8.	Preserving Confidentiality

MAI has implemented policies and procedures, which are outlined in MAI’s P&P, to limit the sharing of and access to nonpublic personal information regarding the firm’s clients to MAI personnel and third parties, as applicable, who need that information to provide services to those clients.

Supervised Persons must preserve the confidentiality of information communicated by clients, prospects, or employees unless you receive information concerning illegal activities. If a Supervised Person becomes aware of illegal activity, the information should be given directly to the CCO for further action.

9.	Violations of the Code

Supervised Persons must promptly report any violation or suspected violation of the Code or of any securities laws or rules to the CCO. Such reports will be treated confidentially to the extent permitted by law and investigated promptly and appropriately. Reporting may be on an anonymous basis using Schwab Compliance Technologies Confidential Reporting Form. No retaliation or retribution of any kind will be taken against a Supervised Person for reporting a violation or potential violation in good faith. Retaliation against a person for reporting an alleged violation is also a violation of this Code.

If the CCO is not available or is suspected of being involved in the reported violation, Supervised Persons may report the violation to the COO, provided the CCO receives a copy of the report.

All reports will be promptly investigated and, if deemed necessary, appropriate action will be taken. The CCO will be responsible for leading any investigations and reporting violations and investigative findings to the appropriate supervisor and senior management.

Reports to Mutual Fund

Per Rule 17j-1 under the Investment Company Act, investment advisers to mutual funds must annually provide to the mutual fund’s board of directors a written report that:

1.
Describes any issues arising under the code of ethics or procedures since the last report to the board of directors, including, but not limited to, information about material violations of the code or procedures and sanctions imposed in response to the material violations; and

2.	Certifies that the investment adviser has adopted procedures reasonably necessary to prevent Fund Access Persons from violating the code.

Sanctions/Disciplinary Policy

MAI and senior management may use any or all of the following sanctions against any Supervised Person found to have violated either the Code or the firm’s P&P.

•	Cancel trades, disgorge profits and/or sell positions
•	Letter of caution
•	Admonishment
•	Fine, disgorgement
•	Suspension of personal trading privileges
•	Suspension of employment
•	Termination of employment
•	Report violation to regulatory authorities

TABLE 1 _ REPORTABLE SECURITIES AND REQUIRED PRECLEARANCE

This is not an all inclusive list of securities.
Asset Type	Securities that must be reported	Securities that must be pre-cleared
Direct Obligations of the Government of the United States	NO	NO
Bankers Acceptances	NO	NO
Bank Certificates of Deposits	NO	NO
Commercial Paper	NO	NO
High Quality Short-Term Debt Instruments	NO	NO
Repurchase Agreements	NO	NO
Shares Issued by Money Market Funds	NO	NO
No Direct or Indirect Control Over Account	NO	NO
Automatic Investment Plans (“AIP”)	NO [1]	NO
Open-End Investment Companies (mutual funds)	NO [2]	NO
Closed-End Investment Companies (mutual funds)	YES	YES
Stocks (includes Preferred equities)	YES	YES
Options	YES	YES
Master Limited Partnerships (MLPs)	YES	YES
Commodities	YES	YES
Exchange Traded Funds (ETFs) and Exchange Traded Notes (ETNs)	YES	YES
Involuntary Purchases or Sales (stock dividends, assignments, spin-offs)	YES	NO
Gifts of Reportable Securities	YES	NO
Corporate/Municipal Bonds	YES	NO
MAI or spouse's 401(k) Plan	NO [3]	NO [3]
Private Offerings	YES	YES
Initial Public Offerings (IPOs)	YES	YES
[1]	Not reportable on quarterly transaction reports, however, shares added to holdings due to an AIP must be updated on Annual Holdings Reports.

[2]
Mutual fund shares that are affiliated with MAI are reportable. MAI reserves the right to require preclearance for mutual funds where it is an adviser/sub advisor at any point in time it deems necessary. If the firm decides preclearance is required, all employees will be advised immediately.

[3]	If you utilize a brokerage option of any 401k plan, then you must pre-clear and report that sub-account.